Safety-Kleen Corp.
                       Ratio of Earnings to Fixed Charges
                                ($ in Thousands)
                                   (Unaudited)

                                                              Three Months Ended
                                                                  November 30,
                                                              ------------------
                                                               1998        1997
                                                               ----        ----
Income from continuing operations before income taxes ...... $46,219     $17,371
Add:
   Portion of rents representative of the interest factor ..   5,499       2,884
   Interest on indebtedness, including amortization
      of deferred financing charges ........................  46,234      15,139
                                                             -------     -------
Income as adjusted ......................................... $97,952     $35,394
                                                             =======     =======

Fixed charges:
   Portion of rents representative of the interest factor .. $ 5,499 $ 2,884 Interest on indebtedness, including amortization
      of deferred financing charges ........................  45,260      15,139
                                                             -------     -------
   Total fixed charges ..................................... $50,759     $18,023
                                                             =======     =======

Ratio of earnings to fixed charges .........................    1.93        1.96
                                                             =======     =======